Exhibit 10(j)
Woodward Governor Company
Summary of Non-Employee Director Meeting Fees and Compensation

Beginning in fiscal year 2005, Directors of the Company who are not regular worker members of the Company are to be compensated as follows:

Monthly retainer	$2,000
Each Board meeting attended (full member scheduled with agenda)	1,500
Each committee meeting attended:
Chairman	2,500
Non-chairmen	1,500
Lead director – each outside director meeting	2,500
Audit committee chairman – monthly retainer	750
Single issue telephonic meetings:
Chairman	1,000
Non-chairmen	500

In addition, options will be awarded in January 2005 for the purchase of 1,500 shares of Woodward common stock at the market price on the date of grant, vesting after one year.